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                        PANAGRA INTERNATIONAL CORPORATION
                               515 Madison Avenue
                            New York, New York 10022

                                                                 April 5, 2001

Ronald C. H. Lui
30 Winding Lane
Greenwich, Connecticut  06830

Re:      Terms of Employment Offer

Dear Ronald:

         PanAgra International Corporation ("the "Company") offers to employ you as Chief Executive Officer and President of the Corporation.

         During your employment with Company you will receive a base salary equal to $240,000, which will be payable to you in accordance with Company's payroll practices. The Board of Directors of Company reserves the right to modify Company's payroll practices and to increase or decrease your base salary based upon your performance and other factors.

         In addition to your base salary, during your employment with Company, you may receive an annual incentive bonus in an amount of up to 50% of your base salary, if the annual financial targets specified by the Board of Directors of Company in Company's annual financial plan are met. Bonus payments are not guaranteed and are a function of Company's profitabilty, departmental success in meeting specified objectives and your individual performance. Accordingly, you and your department may achieve your goals but receive little or no bonus due to factors or events beyond your control. Conversely, if you and/or your department do not achieve your goals and Company as a whole does well, the extent to which you receive any bonus will be affected.

         During your employment with Company you will receive three weeks paid vacation time per year, pro rated for partial years. You will be permitted during the term of your employment, if and to the extent that you are eligible, to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of Company commensurate with your position with Company. Nothing in this letter shall preclude Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder.

         The Company may withhold from any amounts or benefits payable to you during your employment with Company all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulations.

         If you accept this offer of employment, you will be granted an incentive stock option to purchase 1,000,0000 shares of Company's common stock at a price per share equal to $.25 (constituting at least 110% of fair market value of the Company's Common Stock on the date hereof) and a nonqualified stock option to purchase 1,000,000 shares of the Company's common stock at a price per share equal to $.25 each pursuant to the Company's 2001 Stock Plan (the "Plan"). The options will vest (i.e., become exercisable) as follows: 25% of the shares underlying the option shall vest on the first day of the sixth month following the date of grant, an additional 25% of the shares underlying the option shall vest on the first anniversary of the date of grant and 2.08% of the shares underlying the option shall vest on the first day of each month following the first anniversary of the date of grant. These options will be granted pursuant to stock option agreements in the Company's standard forms as soon as possible after you accept the terms of this employment offer. The above description is qualified in its entirety to the more detailed information contained in the Plan and your option agreements. You are urged to review the Plan and your option agreements carefully. Furthermore, you acknowledge and agree that although the Board of Directors of the Company has adopted the Plan and approved your option grants, the Company does not have enough authorized shares of Common Stock to reserve for issuance upon the exercise of your option and the stockholders of the Company have not yet approved the Plan. Therefore, your option is subject to: (i) obtaining requisite stockholder consent and approval of the Plan and
(ii) effecting an amendment to the certificate of incorporation of the Company to increase the number of authorized shares of Common Stock so that the Company may reserve the requisite shares for issuance upon exercise of your options. The Company will use its best efforts to obtain such stockholder approval and effect such amendment tot he certificate of incorporation as soon as practicable.

         This letter sets out the complete terms of our employment offer to you and it supersedes any other oral or written representations. Upon acceptance by you, this will establish the complete terms of our mutual, terminable-at-will, employment agreement. Our agreement can only be amended through a writing signed by both parties of their authorized representatives. If our offer is acceptable to you, please sign below where indicated and return the original of this letter to me by April 13, 2001.

                                   Sincerely,

                                               PanAgra International Corporation

                                               By: /s/ Ronald C. H. Lui
                                                   --------------------
                                                   Name: Ronald C. H. Lui
                                                   Title: President


ACCEPTED AND AGREED
TO AS OF THE DATE OF THIS LETTER:

/s/ Ronald C. H. Lui
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                  Signature
Ronald C. H. Lui
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                  Print Name